Exhibit (p)

SUBSCRIPTION AGREEMENT

between

AETOS CAPITAL OPPORTUNITIES FUND, LLC

and

JAMES M. ALLWIN

For and in consideration of the mutual agreements herein contained, JAMES M. ALLWIN (the “Subscriber”) hereby agrees to purchase from AETOS CAPITAL OPPORTUNITIES FUND, LLC, (the “Fund”), and the Fund hereby agrees to sell to the Subscriber a limited liability company interest in the Fund in consideration for $100,000, upon the following terms and conditions:

1. The Subscriber agrees to pay $100,000 to the Fund upon demand.

2. The Subscriber agrees that these initial interests in the Fund are being purchased for investment purposes with no present intention of reselling or redeeming said interests.

/S/ JAMES M. ALLWIN
JAMES M. ALLWIN

AETOS CAPITAL OPPORTUNITIES FUND, LLC

By:	Aetos Alternatives Management, LLC Manager

By:	/S/ HAROLD SCHAAFF
	Name:	Harold Schaaff
	Title:	Managing Director